EXHIBIT 99.1

Media Contacts:
Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
212-371-5999

Motient Announces Closing of Transaction to Consolidate

Ownership of TerreStar Networks and Mobile Satellite Ventures

Lincolnshire, IL– September 25, 2006 - Motient Corporation (MNCP) announced today the close of the transactions that will consolidate the ownership and control of TerreStar Networks Inc. under Motient, and will consolidate the ownership and control of Mobile Satellite Ventures LP (MSV) and its corporate general partner under SkyTerra.

Pursuant to the agreements governing these transactions, originally signed May 6, 2006, Motient issued 4.1 million shares of its common stock in exchange for 2.3 million shares of TerreStar common stock, and exchanged 10.3 million MSV LP units for 29.1 million shares of SkyTerra common stock. As a result, Motient now owns 61% of TerreStar, and 45% of SkyTerra and 17% of MSV, each on a fully diluted basis. Motient’s ownership of TerreStar could increase to as much as 100%, assuming other TerreStar stock and option holders exercise their tag-along rights. As previously announced, Motient intends to dividend approximately 25.5 million shares of SkyTerra common stock to Motient stockholders and reserve the remaining shares of SkyTerra to sell in satisfaction of tax liabilities or to raise proceeds for general corporate purposes.

Raymond Steele, Motient’s Chairman, said, “In pursuing this transaction, our primary objective has been to create a clear path to value for our stockholders. The separation of MSV and TerreStar into two independent publicly traded entities will provide each company and our stockholders with the best path to unlock the current and future value of both businesses.”

“As a result of this transaction, TerreStar will be better positioned to pursue the deployment of its integrated satellite and terrestrial based communications networks, raise financing, and engage in partnerships, or other arrangements, with potential strategic partners,” said Robert Brumley, Chief Executive Officer and President of TerreStar.

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About Motient Corporation:

Motient is the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar plans to build, own and operate North America’s first next-generation integrated mobile satellite and land-based tower communications network, that will provide ubiquitous wireless coverage to North America over conventional wireless devices. For additional information on Motient, please visit the company’s website at www.motient.com.

About Terrestar Networks

TerreStar plans to build, own and operate North America’s first next-generation integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. With a first-to-market launch strategy in 2008, TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized IP-enabled network. For more information, visit TerreStar Networks on the web at www.terrestarnetworks.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. We assume no obligation to update or supplement such forward–looking statements.

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